FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY

TERMINATES AGREEMENT FOR SALE OF APARTMENT PORTFOLIO

HACKENSACK, NJ, May 1, 2020 – First Real Estate Investment Trust of New Jersey (the “Trust”) announced today that on April 30, 2020, the Trust notified Sinatra Properties LLC (the “Purchaser”) of the Trust’s termination of the Purchase and Sale Agreement by and among the Trust and certain of its affiliates (collectively, the “Sellers”), and the Purchaser, due to the occurrence of a “Purchaser Default” thereunder, based on the Purchaser’s failure to perform its obligations under the Purchase and Sale Agreement and close the transactions contemplated therein.

As previously disclosed, the Sellers and the Purchaser entered into the Purchase and Sale Agreement on January 14, 2020, which, as subsequently amended, provided for the sale by the Sellers to the Purchaser of 100% of the Sellers’ ownership interests in six real properties held by the Sellers.

Upon the execution of the Purchase and Sale Agreement, the Purchaser delivered into escrow a deposit in the amount of $15 million (the “Deposit”), in the form of an unconditional, irrevocable letter of credit in such amount (the “Letter of Credit”). The Purchase and Sale Agreement provides that the Sellers’ exclusive remedy, in the event of a “Purchaser Default” and the termination of the Purchase and Sale Agreement, is the forfeiture of the Deposit to the Sellers as liquidated damages. Accordingly, contemporaneously with the Sellers’ delivery of the termination notice to the Purchaser, the Sellers delivered written notice to the escrow agent requesting that the escrow agent release the Letter of Credit from escrow and deliver same to the Sellers.

Also as previously disclosed, on January 14, 2020, the Trust’s Board of Trustees adopted a Plan of Voluntary Liquidation with respect to the Trust (the “Plan of Liquidation”), which provided for the voluntary dissolution, termination and liquidation of the Trust by the sale of all of the Trust’s remaining assets. The Plan of Liquidation provided that it would become effective upon (i) approval by a majority of the votes cast by Trust’s shareholders present in person or represented by proxy at a duly called meeting of the Trust’s shareholders at which a quorum is present and (ii) the consummation of the transactions contemplated by the Purchase and Sale Agreement.

While the Plan of Liquidation received shareholder approval, as a result of the Trust’s termination of the Purchase and Sale Agreement, the Plan of Liquidation will not become effective, and the Trust will not proceed with the sale of all of the Trust’s remaining assets as contemplated by the Plan of Liquidation that was adopted by the Board of Trustees on January 14, 2020. The Board will continue to evaluate ways in which to maximize shareholder value, including through the sale of Trust assets.

Forward-Looking and Cautionary Statements

This current report on Form 8-K may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” “estimate,” “project,” “intend,” “believe,” “guidance,” “approximately,” “anticipate,” “may,” “should,” “seek” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. These forward-looking statements are subject to known and unknown risks and uncertainties that you should not rely on as predictions of future events. Forward-looking statements depend on assumptions, data and/or methods which may be incorrect or imprecise and we may not be able to realize them. The following risks and uncertainties, among others, could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: industry and economic conditions; the Trust’s ability to exercise its remedies under the Purchase and Sale Agreement; the Trust’s dependence upon its external manager to conduct its business and achieve its investment objectives; unknown liabilities acquired in connection with acquired properties or interests in real estate-related entities; general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of the Trust’s properties, potential illiquidity of the Trust’s remaining real estate investments, condemnations, and potential damage from natural disasters); the financial performance of the Trust’s tenants; the impact of any financial, accounting, legal or regulatory issues or litigation that may affect the Trust and its major tenants; volatility and uncertainty in the financial markets, including potential fluctuations in the consumer price index; risks associated with the Trust’s failure to maintain status as a REIT under the Internal Revenue Code of 1986, as amended; and other additional risks discussed in the Trust’s annual report on Form 10-K for the fiscal year ended October 31, 2019 and other reports filed with the Securities and Exchange Commission. The Trust expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. Its portfolio of residential and commercial properties extends from New York to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

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